TEREX CORPORATION

                              Moderator: Ron DeFeo
                                  June 1, 2005
                                   8:30 am ET


Ron  DeFeo:           Good morning to all that's on the call. Thank you for
                      participating in Terex's First Quarter Earnings call.

                      This morning with me is Phil Widman, Senior Vice President and Chief Financial Officer, and Tom Gelston, Director of Investor Relations and Corporate Communications. And representing the operating segments of our business on the phone is Bob Wilkerson, President of our AWP Sector, Colin Robertson, President of our Construction business, Rick Nichols, President of our Materials Processing & Mining business. And with us in the room is Steve Filipov, President of our Cranes business.

                      They'll be available later in the call to help answer and comment - answer your questions and comment on our business. As is customary, I'll begin with a brief overview followed by Phil Widman who will discuss the financial results in more depth. Then I'll comment on each segment and open it up to your questions.

                      A replay will be available after the conclusion of this call and can be accessed until Wednesday June the 8th at 5:00 pm Eastern Time. To access the replay, please call 800-642-1687 or if you're dialing from international, 706-645-9291 and enter the conference ID, #6718652 or just check on our Web site.

                      So let me get started. Terex had a record first quarter. And we believe the market environment for our company remains strong. Sales increased over 39%. Net income was $30 million or an increase of 78%. And our backlog is nearly double what it was in the year ago period at $1.57 billion.

                      We started the year in a positive way. Although we have a lot of work to do to continue to meet our longer term objectives, we're quite pleased with the way the year has begun. Earnings per share were $0.59 on a GAAP basis and
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                      this compares with a year ago level of $0.34. The year is
                      unfolding better than we planned at this stage.

                      Our first quarter still reflects an imbalance between our input costs and pricing to our customers. We're confident that we are moving through this period and that our pricing will match and offset the cost increases that we received. The cost increases were received mostly in the second half of 2004 and partially in the first quarter of 2005.

                      We continue to expect full year operating margins to be 6% to 7% as previously noted. We also have not given up on our 10% target for 2006. We will have a better fix on this of course, in about nine months. Revenues may be stronger than previously planned.

                      We appreciate the patience our stakeholders have shown us as we have diligently pursued the company's intercompany imbalances and related issues. While the issues here were deeper and more complicated than we initially expected, we do believe that we are nearing completion of this review. We continue to expect that the total impact to our 2003 stockholders' equity value will be immaterial, although the ultimate outcome is not yet finalized.

                      We've learned a lot in this process that we will utilize to make our company better and stronger in the future. And we are moving to implement these improvements right now.

                      Now let me turn it over to Phil who will give you the overview of the numbers and I'll come back and discuss the first quarter performance.

Phil Widman:          Thanks Ron and good morning everyone. Before I
                      begin, let me remind you that we will discuss expectations of future events and performance of the company on today's call and that such expectations are subject to
                      uncertainties related to macroeconomic factors, interest
                      rates, governmental actions and other factors. A fuller
                      description of these factors that affect future
                      expectations is included in the press release and our
                      other public filings. I encourage you to read them.
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                      For the first quarter, we reported net income of $30.3
                      million or $0.59 per share compared to net income of $17.0 million or $0.34 per share in the first quarter of 2004.

                      Excluding the impact of special items, net income for the first quarter of 2005 was $30.8 million or $0.60 per share on sales of $1,449 million, compared to $17.0 million or $0.34 per share on sales of $1,044 million in 2004. In 2004 we had no special items.

                      Net sales for the first quarter of 2005 increased 39% over the first quarter of 2004 across most of our business segments due to improving market conditions.

                      Foreign exchange impact on revenue accounted for approximately 3% of the increase while the acquisition of Reedrill at the end of 2004 added roughly 2 percentage points in the quarter.

                      Gross profit excluding special items increased to $207.4 million for the first quarter of 2005 from $160.3 million for the first quarter of 2004, reflecting the impact of increased volume and pricing actions dampened by the impact of material cost increases, mainly steel. You will recall that the increases in steel costs were minimal in the first quarter of 2004 as they accelerated through the latter part of the year. Gross margin declined roughly one percentage point reflecting these impacts over the prior year from 15.4% to 14.3%. We estimate that steel costs impacted gross margin by roughly 2 to 2-1/2 percentage points.

                      SG&A expenses excluding special items increased to $135.6 million from $112.0 million for the first quarter of 2004. The increase is split between sales cost which is a function of the volume increase and administrative costs which have increased in support of the Terex Business System efforts as well as external professional fees to assist in the restatement, Sarbanes-Oxley and audit processes. Overall this achieves a level of 9.4% of sales,
                      1.3 percentage points better than 2004 as we continue to focus on our cost management.

                      Income from operations excluding special items increased to $71.8 million from $48.3 million in the first quarter of 2004. Our operating margin increased to 5% from 4.6% reported in 2004.

                      Our net debt increased in the quarter by $92 million to $872 million consistent with our normal seasonal pattern in anticipation of the strong second quarter volumes. We ended the first quarter with working capital to trailing quarter annualized revenue of approximately 21% compared to the first quarter of 2004 of approximately 24%.

                      Cash flow from operations is expected to be in the range of $250-$300 million for the year. And we will continue our debt reduction efforts this year targeting a $200 million reduction plus positioning our balance sheet to retire high cost debt at 10-3/8% which is callable in April 2006.

                      We also reiterate our objective to achieve a return on invested capital of 20% in 2005. And remember we calculate this as operating earnings excluding special items divided by average net debt plus equity.

                      Our effective tax rate for the first quarter is estimated at 35% consistent with our prior guidance indicating that our rate would move closer to statutory rates excluding the impact of discrete items. This rate may vary somewhat as we complete the restatement periods, but we don't expect materially.

                      The effective tax rate for the first quarter of 2004 was 30.3%.

                      Our weighted average interest rate on total debt was 7.4% for the first quarter of 2005 up from 6.4% for the comparable 2004 period. Ron, back to you.

Ron DeFeo:            Thanks Phil. Now let me discuss our performance by
                      segment, first starting with the Terex Construction business. This business generated $468.5 million of revenue or up 20% from the prior year.

                      The sales increase here was driven primarily from heavy construction and our crushing and screening business. Growth in our margins, however, was under some pressure as continued high cost for raw materials and components were not fully offset by price increases during this quarter and there were some negative transactional impacts from currency.

                      Overall the operating profit for this business was $16.1 million or 3.4% of revenue down from 4.2% of revenue in the prior year quarter.

                      Our backlog was up 55% to $343.5 million from the prior year quarter also.

                      While we can say we're disappointed with the margin performance in the first quarter of the construction business, we do believe that the cost and pricing imbalance is now mostly behind us as we continue to see relatively strong demand in this business.

                      The crushing and screening businesses were most affected by increased steel pricing and the delayed impact of our price increases in the market. Frankly, we sold a lot of products at the year end that carried last year's pricing but at higher costs into the first quarter.

                      As we look at the current state of the business and for the balance of the year, we actually are excited about the prospects for an improved margin in this business. Operationally, we have experienced some difficulties in the first quarter as we finished the closure of our UK-based Atlas facility and now moved it into Germany. This is completed and we are at a substantially higher production level in this new facility and meeting increased demand.

                      Our 2005 price increases will be fully in place for the second quarter and for the balance of the year. I think you'll see meaningful margin improvements in this sector.

                      Turning to Terex Cranes, this business had a very strong revenue performance, up 43% ahead of the prior year period at $299.5 million. Operating margin remained below our expectations at 2.1% mainly as a result of a less than satisfactory performance from our North American operations, mostly our Waverly, Iowa facility.

                      The key issue here was a five week strike that we had which negatively affected our ability to produce and ship at the higher prices the cranes that we had planned as well as absorbing the one-time costs associated with increased security and the negative variances of a shutdown facility.

                      At Waverly, we have now added a second shift to production and production is improving. We have hired a number of new workers and the successful agreement with our union which was for three years will allow this facility to run with a more modern labor agreement going forward.

                      Our backlogs in both North America and Europe have remained relatively strong for all types of cranes in this segment. Total backlog was up 29% at $307 million.

                      Our tower crane business had a very good first quarter with prospects continuing to be strong in the second quarter. Our European based crane business was mixed, the performance there with the French operations having a strong quarter, our Italian operations also doing reasonably well and our German operations missing somewhat as steel costs exceeded our ability to price to recover at least in the first quarter.

                      We were unable to take price increases in the backlog in this business, but we have implemented price increases going forward and think our margins will improve here nicely.

                      I think the prospects are generally good for a strong crane business overall going forward as we have seen some meaningful increases in margins and expect to see more from this business segment. I think if we reflect on the crane business at this point in time, it has been a later cycle business and we expect to be entering the up tick in this cycle now.

                      Turning to our Terex Aerial Work Platform business, we had a terrific first quarter with revenues up 59% and total revenues at $295.1 million compared with the $185.0 million in the year ago period.

                      The increases in sales were driven by the strong order activity from the rental segment. Backlog was at about $500 million or nearly six times the year ago level.

                      Gross margins did dip from the prior year as a meaningful portion of our first quarter revenue went out at 2004 pricing.

                      We also had some meaningful cost increases continue to flow through. The pricing changes have been completed and we will no longer be shipping at 2004 pricing. And we expect the margins in the second quarter to improve, although we have had some difficultly in hiring and training new workers to produce to the level of volume that we are experiencing in this business.

                      In total, we hired about 540 workers and netted retaining about 339 of those workers. And as you might imagine, in the first quarter this represented a substantial investment and increased labor capability so that we could produce at the rather large increases in revenue that we are experiencing.

                      We think we are through most of these issues and that our second quarter margin will be in the range of 12%. We remain bullish on the segment. Not only is our AWP business doing well, but telehandlers are generally strong and the light construction and Load King businesses being added to this segment should please our customer base as they deliver increased value to those customers.

                      Now let me turn to the Terex Materials Processing & Mining segment. This had a very strong quarter. Revenues for the business were virtually double the year ago level at $196.3 million. And the operating profit came in at $12.2 million or 6.2% compared with $3.0 million or 3.1% in the year ago period.

                      Please remember that this performance includes Reedrill which added about $2.2 million of operating profit in the quarter and approximately $23 million of revenue. We continue to believe prospects for the Materials Processing & Mining segment to be strong. Our business had a solid backlog at $234 million compared with $100 million in the year ago period. And we believe there is additional upside potential in the margins from this segment also.

                      The last segment, Terex Roadbuilding, Utility Products and Other had a solid quarter with revenues at $218.0 million, up 25% compared with the year ago period. Income from operations or operating profit was $11.1 million or 5.1% of revenue. This compared with $3.2 million in the prior year.

                      Several of our businesses in this group had solid improvements but at this point really are not operating at 100% yet. The utility business had a positive improvement but they started from a low base as did the roadbuilding business which had a nice turnaround but again starting from a low base.

                      The Tatra products had a very strong first quarter. We expect passage of the Transportation Bill which is now in the US Congress. This will add some confidence to this segment. But, frankly, we think the general trends are pushing this segment toward a recovery and we expect roadbuilding and utility products to have a stronger 2005 and an even stronger 2006 than we've experienced over the past several years.

                      Time is helping these businesses and we are at a point where I think the recoveries will happen for both roadbuilding and the utility segment.

                      Now a few comments about our outlook.

                      We continue to be positive about our prospects for 2005. Our first quarter results indicate strong demand in the marketplace. We remain on track to achieve our goal of a company with revenues of over $6 billion in 2006.

                      We remain committed to delivering improved margins both in the near term and throughout the balance of 2005 and 2006. We believe input costs will begin to slow and the environment for holding on to price increases looks to remain solid.

                      This will be key to improving our margins at a more rapid pace. We also believe the environment will shift and we will have some more purchasing leverage in the next one to two years than we've experienced over the last 12 months.

                      So as we look at the balance of this year, we now expect earnings per share to be in the $3.50 to $3.70 range. As we move into the year more completely, we expect enhanced performance from a number of our businesses that haven't fully recovered. And we continue to expect to reduce debt, as Phil mentioned, thus improving Terex's overall financial strength.

                      I again want to thank you for your patience through the period of working on our restatements. That is not yet complete but we expect that it is nearing completion as I previously indicated and I now will open it up for questions and look forward to addressing any of your questions or comments. Thank you.